
                          The Multicare Companies, Inc.
                        Computation of earnings per share

                               September 30, 1996

                                   (Unaudited)

                      (in thousands, except per share data)

                                         Three months ended  Nine months ended
                                         September 30, 1996  September 30, 1996

Income per common and common
 equivalent share:
Income before extraordinary item             $ 7,418            20,395
Net Income                                   $ 7,418            18,914

Weighted average number of common
and common equivalent shares outstanding       27,606           27,506
Income before extraordinary item per common
  and common equivalent share                $ .27              .74
Net income per common and common
  equivalent share                           $ .27              .69

Income per common and common
equivalent share assuming full dilution:
Income before extraordinary item             $ 7,418            20,395

Net income                                   $ 7,418            18,914
Adjustments to income:
Interest expense and amortization of debt
  issuance costs relating to convertible
  debt, net of tax                           $ 982              2,973
Adjusted net income                          $ 8,400            21,887

Weighted average number of common and
  common equivalent shares outstanding         27,798           27,772
Convertible debt shares                        4,976            4,976
Adjusted shares                                32,774           32,748

Income before extraordinary item per
  common share assuming full dilution        $ .26              .71

Net income per common share assuming
full dilution                                $ .26              .67